Morgan & Company

Chartered Accountants

P. O. Box 10007, Pacific Centre

Suite 1488 - 700 West Georgia Street

Vancouver, B.C. V7Y 1A1

Telephone (604) 687-5841

Fax (604) 687-0075

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of West Hill Ventures, Inc. on Form SB-2 of our Auditors' Report, dated May 15, 2001, on the balance sheets of West Hill Ventures, Inc. as of April 30, 2001 and 2000, and the statements of operations and deficit accumulated during the exploration stage, cash flows, and stockholders' equity for the year ended April 30, 2001, and the period from the date of organization, November 23, 1999 to April 30, 2000.

In addition, we consent to the reference to us under the heading "Experts" in such Registration Statement.

Vancouver, Canada

June 8, 2001

Chartered Accountants